Exhibit 15.2

July 25, 2023

To:	Boqii Holding Limited

Building 9, No. 388, Shengrong Road

Pudong New District

Shanghai 201210

People’s Republic of China

Dear Sir/Madam,

We hereby consent to the references to our firm’s name under the headings “Item 3. Key Information—Contractual Arrangements with the VIEs and Their Respective Shareholders” “Item 3. Key Information—Permits and Permission Required from the PRC Authorities for Our Operations” and “Item 3. Key Information—3.D. Risk Factors—Risks Related to Our Corporate Structure and Contractual Arrangements” in the annual report on Form 20-F for the fiscal year ended March 31, 2023 of Boqii Holding Limited (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report, and further consent to the incorporation by reference into the Registration Statement on Form F-3 (File No. 333-267919) of Boqii Holding Limited of the summary of our opinion under the heading “Item 3. Key Information—Contractual Arrangements with the VIEs and Their Respective Shareholders” in the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices